Exhibit 10.10

SEPARATION AND RELEASE AGREEMENT
(Matthew Rowley)

This Separation and Release Agreement (“Agreement”) is made and entered into by and between Matthew Rowley (“Employee”) and Onvia, Inc. (the “Company”).

Both parties wish to set forth the terms and conditions of Employee’s departure from his employment with the Company. The parties agree as follows:

1. Separation Date. Employee’s employment with the Company is ending effective May 31, 2007 (the “Separation Date”). Employee will be paid his salary through the Separation Date, less all required or agreed upon withholding. Employee will not be entitled to receive any further compensation or benefits from the Company except as described in the balance of this Agreement. Employee acknowledges that following the Separation Date, Employee will have no authority to bind the Company to any contract or agreement, or to act on behalf of the Company or any of its affiliates, and the Company will not have any obligation to reimburse Employee for any expenses incurred by Employee on or after the Separation Date.

2. Severance Payment.  The Company will pay Employee a total sum of Eighty Five Thousand Dollars ($85,000.00) as a severance payment (“Severance Payment”).  The Severance Payment will be subject to all lawful or required deductions and will be paid as salary continuation through November 30, 2007, following the same direct deposit instructions authorized by Employee for payroll purposes.  Employee and the Company agree that the Severance Payment represents sufficient consideration for the potential claims being released.

3. Accrued Paid Time Off. Employee will be paid for all accrued but unused paid time off (PTO) as of the Separation Date, less all lawful and required deductions. PTO will cease to accrue after the Separation Date.

4. Stock Options Vesting and Acceleration. As of the Separation Date, Employee has Seventy Thousand Eight Hundred Twenty Two (70,822) fully vested and exercisable stock options granted under the Onvia, Inc. Amended and Restated 1999 Stock Option Plan (the “1999 Plan”). Further, Six Thousand (6,000) additional stock options will be accelerated pursuant to Employee’s Employment and Noncompetition Agreement dated as of September 24, 2001, so that such options will be fully vested and exercisable as of the Separation Date, contingent on Employee’s execution of this Agreement and the expiration of the revocation period. Employee acknowledges that accelerated stock options will not qualify for preferential income tax treatment as an incentive stock option under the Internal Revenue Code. Pursuant to the terms of the 1999 Plan relating to termination of employment, Employee will have three (3) months from the Separation Date (until August 31, 2007) to exercise each stock option to the extent such stock option is or becomes vested as of the Separation Date, provided, however that no stock option will remain exercisable beyond its maximum stated term. Nonvested stock options will be forfeited upon the Separation Date.

5. Retirement Plans. Employee will continue to be eligible as an “employee” of the Company through the Separation Date for employer contributions made to the Company’s 401(k) Plan, according to the terms of that plan. Severance payments payable under this Agreement are not included for the purpose of calculating contributions made on Employee’s behalf to the Company’s 401(k) Plan. In addition, Employee will be entitled to receive all accrued and vested benefits from the 401(k) Plan, according to the terms of that plan. Nonvested benefits will be forfeited upon the Separation Date.

6. Medical Benefits/COBRA Coverage. The Company will continue to provide coverage under any group medical benefits plan under which Employee and Employee’s dependents were covered on the date of this Agreement, through and including the Separation Date.  Employee will be responsible to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage.  Employee and Employee’s covered dependents may be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”).  In the event that Employee elects to extend his group health plan coverage, the Employee will be solely responsible for costs associated with such continuation coverage for Employee and Employee’s covered dependents. The Company will pay Employee a total sum of Six Thousand Two Hundred Thirteen Dollars and Forty Eighty Cents ($6,213.48), which Employee may use to pay for such continuation coverage costs. From and after the Separation Date, the Company will have no responsibility to provide medical benefits coverage to Employee.

7. Release of Claims. In exchange for the Severance Payment and other benefits under this Agreement, which are in addition to the benefits that Employee is otherwise entitled to receive, Employee and Employee’s successors and assigns forever release and discharge the Company and its affiliated companies, and the employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action, rights or damages, including costs and attorneys’ fees, (collectively,

“Claims”), which Employee may have on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement.

7.1. This release includes but is not limited to: Claims for breach of express or implied contract, breach of covenant of good faith and fair dealing, wrongful discharge, constructive discharge, defamation, tortious interference with business expectancy, personal injury, mental distress, or impaired reputation; Claims for unpaid salary, wages, commissions, bonuses or other compensation under any federal, state or local wage and hour or wage claims statutes; Claims arising under the Age Discrimination in Employment Act, the Civil Rights Acts, the Equal Pay Act, the Americans with Disabilities Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; Claims under any federal, state or local leave laws like the Family Medical Leave Act; Claims under the Employee Retirement Income Security Act; and Claims alleging any legal restriction on the Company’s right to terminate its employees.

8. No Admission of Liability. Employee understands and acknowledges that this Agreement does not constitute an admission by the Company of any wrongdoing or liability.

9. Confidential Information.

9.1. Non-Disclosure. Employee acknowledges that by virtue of his employment with the Company, Employee has access to and acquired knowledge of trade secrets and information relating to the business of the Company and its affiliates that are not generally known outside of the Company (“Confidential Information”). At all times during and after employment, Employee agrees to hold the Confidential Information in trust and strict confidence. Employee agrees not to use or disclose the Confidential Information for any purpose other than for the benefit of the Company.

9.2. Return of Materials. Employee will promptly deliver to the Company, and will not remove from the Company’s premises or possession, all documents and materials, or copies thereof, that contain Confidential Information or that Employee prepared or acquired in connection with the Company’s business.

9.3. Injunctive Relief. Employee acknowledges and agrees that the Company has the right to obtain an injunction to restrain Employee from disclosing Confidential Information and is not required to post bond or other security.

10. Non-Compete/Non-Solicitation and Other Obligations.  Employee specifically reaffirms that Employee will continue to abide by the provisions of his Employment and Noncompetition Agreement, any Onvia Proprietary Information and Inventions Agreement, the Onvia Nondisclosure Agreement, and any other documents and agreements that the Employee signed during his employment with Onvia and with which Employee is familiar. Such agreements remain in full force and effect, and nothing in this Agreement is intended to supersede those agreements.

11.  Arbitration.

11.1. Notice and Selection of Arbitrator.  The parties agree that, with the exception of injunctive and other relief that the Company may seek to enforce Employee’s confidentiality obligations under of this Agreement, any dispute arising under this Agreement must be submitted to arbitration in King County, Washington before a disinterested arbitrator.  Arbitration will be commenced by service on the other party to the dispute of a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner.  Within thirty (30) days after receiving the request, the other party must either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party.  If the parties are unable to select an arbitrator from those proposed, an arbitrator will be chosen impartially by the American Arbitration Association.

11.2. Rules of Proceeding.  Arbitration proceedings will be conducted under the commercial rules then prevailing of the American Arbitration Association.  The arbitrator is not bound to any formal rules of evidence or procedure, and may consider such matters as a reasonable businessperson would take into account in decision-making.

11.3. Decision Final and Binding.  The decision of the arbitrator will be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.

11.4. Expenses.  Each party will share equally the expenses of the arbitrator and other arbitration expenses.  Attorneys’ fees, witness fees and other expenses incurred by a party in preparing for the arbitration are not “arbitration expenses” and will be paid by the party incurring them, subject to any right to recover reasonable attorney’s fees and costs, which shall include arbitration expenses.

12. Non-Disparagement. Employee and the Company (including its officers, directors, employees or agents) agree not to make any disparaging, derogatory, defamatory or slanderous remarks of any nature whatsoever at any time about the other.

13. No Claims. Employee represents that he has not filed any Claim that was released in this Agreement and that he will not do so at any time in the future; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement.

14. Agreement Confidential. Employee will keep the fact and terms of this Agreement completely confidential and will not disclose the existence of this Agreement or its terms, except as required by law or court order. Employee may, however, disclose the existence and terms of this Agreement with Employee’s attorney, accountant, financial advisors, and spouse or domestic partner. Any such third persons informed of the terms of this Agreement will in turn be advised by Employee of this confidentiality provision and requested to maintain it.

15. Informed Agreement. Employee has read and fully understands the terms of this Agreement and its significance and consequences. Employee acknowledges that the Company has advised him to review the terms of this Agreement with an attorney and that Employee has either done so or knowingly waived his right to do so. Employee further acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.

16. Review and Revocation. Employee has a period of 21 days during which to consider this Agreement prior to signing, but may sign it in less than 21 days at Employee’s option. Employee will have a period of seven days after signing in which to revoke this Agreement. This Agreement will not become effective or enforceable until the seven-day revocation period has expired. Employee may revoke this Agreement by delivering a written notice to Jill Boyle at 1260 Mercer Street, Seattle, WA 98109 no later than the seventh day after signing this Agreement.

17. Continued Cooperation. Although no longer employed by the Company, Employee will make himself reasonably available upon request to answer questions that may arise from time to time regarding matters he handled or was familiar with during his employment.

18. Entire Agreement.  This Agreement is the entire agreement between Employee and the Company, and it supersedes and replaces all prior written and oral agreements between the parties with respect to its subject matter. The Company has not made any promises to Employee other than those included within this Agreement. No supplement or modification of this Agreement will be valid, unless it is made in writing and signed by both parties.

19. Severability. If any provision or portion of this Agreement is held to be unenforceable or invalid, the remainder of this Agreement will nevertheless continue to be enforceable and valid.

20. Governing Law. This Agreement will be governed, interpreted and enforced in accordance with the laws of the State of Washington without regard to its choice of law principles.

21. Attorneys’ Fees and Costs. In the event of any action or proceeding arising out of or related to this Agreement, the substantially prevailing party shall be entitled to recover their reasonable attorneys’ fees and costs.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee Signature: ________________________ Printed Name: Matthew Rowley Chief Information Officer Date:____________________________	Onvia, Inc. By: _____________________________ Michael D. Pickett Chairman, President and CEO Date:____________________________